EXHIBIT 99.1

PRESS RELEASE

                  VSOURCE(R) COMPLETES $1.478 MILLION FINANCING

LA JOLLA, CALIF. - JULY 18, 2005 - Vsource, Inc. (OTCBB: VSCE) today announced the completion of a sale of 1,478 shares of new Series 5-A Preferred Stock and warrants to purchase 886,800 shares of common stock to a group of investors led by Hope & Abel Investments, LLC of Los Angeles, California, for a total purchase price of $1.478 million.

The 1,478 shares Series 5-A Preferred stock have an initial conversion price of $0.3125 per share and in the aggregate are convertible into 4,729,600 shares of common stock, representing 65.7% of Vsource's common stock, on a fully diluted basis. The related warrants have an initial exercise price of $0.50 per share and, if exercised, in the aggregate would be exercisable into 886,800 shares of common stock, representing 11.0% of Vsource's common stock, on a fully diluted basis.

All of the securities were sold in a private placement pursuant to Regulation D under the Securities Act of 1933.

Vsource will use the proceeds from the financing for working capital and to pursue potential acquisition opportunities. In connection with the financing, the Vsource Board appointed two new members representing the investor group, David Hirschhorn and Todd Parker. Under the terms of the financing, Hope & Abel Investments has the right to appoint a third new director to the Vsource Board. Biographies of Messrs. Hirschhorn and Parker are provided at the end of this press release.

Under the terms of the financing and as required as a pre-condition to the investors' purchase, Vsource entered into a two year consulting agreement with Dennis M. Smith, its Chief Executive Officer and simultaneously terminated its existing employment agreements with Mr. Smith. Accordingly and effective immediately, David Hirschhorn and Todd Parker replace Mr. Smith in his capacity as Chairman and Chief Executive Officer and will serve as Co-Chairmen of the Board and Co-Chief Executive Officers of the Company.

Mr. Smith participated as a member of the investor group and purchased 100 shares of Series 5-A Preferred Stock and warrants to purchase 60,000 shares of common stock. All of the transactions described above were unanimously approved by the other members of Vsource's Board, with Mr. Smith recusing himself from the vote. Mr. Smith and the other two present members of the Vsource Board, Robert Schwartz and Richardson Sells, will continue to serve as Board members.

David Hirschhorn, new Co-Chairman and Co-Chief Executive Officer of the Company and a member of the investor group, noted "We believe Vsource presents a public company platform that will allow us to build and deliver shareholder value through a growth strategy defined by acquisitions. We are in discussions with a

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number of companies and look forward to sharing developments with Vsource shareholders and the public as these initiatives bear fruit."

"This financing is an important milestone for Vsource" said Dennis Smith, former Chairman and Chief Executive Officer. "Since we completed the exchange offer in November 2004 and ceased providing business process outsourcing solutions, we have reduced our headcount to two persons, myself and our General Counsel, and at the direction of our Board have concentrated our efforts on finding the best steps forward that we believe will create shareholder value. In this respect, the capital raised in this financing enhances Vsource's balance sheet and future acquisition opportunities. This financing and the leadership and experience offered by David, Todd and their new management team will, I believe, deliver significant future value to Vsource shareholders. For my part, I look forward to continuing to participate in Vsource's future through my efforts as a consultant to the Company."

New Directors' Biographies
--------------------------

DAVID HIRSCHHORN

A specialist in financing and turnarounds, Mr. Hirschhorn has managed and/or consulted in over $1 billion in transactions. In 2001, Mr. Hirschhorn founded the Amara Group, an investment firm he co-managed. Previously, he was a CEO and chairman of a number of turnarounds and start-ups. From 1994 to 1997, Mr. Hirschhorn was a managing director at Cruttenden Roth (now known as Roth Capital Partners), where he advised clients and raised capital in a wide variety of industries. Prior to Cruttenden Roth, he worked at The Nikko Securities Co. International, Inc. as a vice president in their New York office, where as part of a team he built a new department that provided financial advice and raised capital for domestic and international clients. He also worked for Deloitte & Touche as a senior consultant in New York, and began his career as a consultant for KPMG Peat Marwick. Mr. Hirschhorn earned a BA from the University of Michigan in Political Science.

TODD PARKER

Since 2002, Mr. Parker has been a Managing Director at Hidden River, LLC, a firm specializing in Mergers and Acquisitions consulting services to the wireless and communications industry. Previously and from 2000 to 2002, Mr. Parker was the founder and CEO of HR One, a human resources solutions provider and software company. Mr. Parker has also held senior executive and general manager positions with AirTouch Corporation where he managed over 15 corporate transactions and joint venture formations with a total value of over $6 billion. Prior to AirTouch, Mr. Parker worked for Arthur D. Little as a consultant. Mr. Parker earned a BS from Babson College in Entrepreneurial Studies and Communications.

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ABOUT VSOURCE, INC.

From 2001 to 2004, Vsource provided Fortune 500 and Global 500 companies with customizable and comprehensive business process outsourcing (BPO) solutions into and across the Asia-Pacific region. On November 22<184> 2004, Vsource completed an exchange offer pursuant to which the holders of Vsource preferred stock could exchange their preferred stock for common shares of newly created company, Asia Holding Co., at certain exchange ratios (the Exchange Offer). Effective upon the completion of the Exchange Offer, 92.8% of Vsource's Series 1-A preferred stock, 98.8% of its Series 2-A preferred stock and 100% of its Series 4-A preferred stock were tendered to Vsource and subsequently cancelled, and therefore only 67,600 shares of Series 1-A preferred stock and 3,900 shares of Series 2-A preferred stock remain outstanding. As a result of the Exchange Offer, Vsource no longer has an ownership interest in Vsource Asia Berhad, its former operating subsidiary, or in Asia Holding Co., and therefore no longer provides BPO services.


FORWARD LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) prospective business opportunities and
(ii) Vsource's potential strategies for redirecting and financing its business. Forward-looking statements are statements other than historical information or statements of current condition. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include the factors detailed in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and the Company undertakes no obligation to update these statements in light of future events or otherwise.

Vsource and the Vsource logo are registered trademarks of Vsource, Inc.

For more information contact: David Hirschhorn at (818) 887-6659.